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                                EXHIBIT 23.1
                                ------------

                     CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 10, 2002 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Engineered Support Systems, Inc., which is incorporated by reference in Engineered Support Systems, Inc.'s Annual Report on Form 10-K for the year ended October 31, 2002. We also consent to the incorporation by reference of our report dated December 10, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, MO
October 31, 2003